Exhibit 4.2

LI Feilie

Correspondence Address:

July 27, 2021

China Natural Resources, Inc.

(incorporated in the British Virgin Islands with limited liability)

Room 2205, 22/F, West Tower

Shun Tak Centre

200 Connaught Road Central

Sheung Wan

Hong Kong

Attention:

WONG Wah On Edward

Dear Sirs

Re:

(1) Sale and purchase agreement dated July 27 2021 between China Natural Resources, Inc. as Purchaser and LI Feilie as Vendor (“SPA”) in respect of the entire issued share capital in Precise Space-Time Technology Limited; (2) Completion Date; and (3) Vendor’s nominee

Defined terms and expressions herein shall bear the same meanings as used in the SPA unless the context requires otherwise.

Completion Date

I, as Vendor under the SPA, hereby state that to the best of my knowledge, information and belief, all the conditions set out in Clause 4.1 thereof insofar as they relate to the Vendor have been fulfilled as at the date hereof.  Accordingly, please proceed with Completion on the date hereof as the Completion Date.

Vendor’s nominee

In relation to and for the purpose of the transfer of the Consideration FS Shares provided under Clause 5.3.2(1)(a) and (b) of the SPA, I, as Vendor under the SPA, hereby designate Feishang Group Limited as the Vendor’s nominee.

In relation to and for the purpose of the allotment and/or issue of the Consideration CHNR Shares and the updating of the Purchaser’s register of members provided under Clause 5.3.2(2)(a) and (b) of the SPA, I, as Vendor under the SPA, hereby designate Feishang Group Limited as the Vendor’s nominee.

In relation to and for the purpose of the payment of the Cash Portion under Clause 5.3.2(3) of the SPA, I, as Vendor under the SPA, hereby designate Feishang Group Limited as the Vendor’s nominee.

Feishang Group Limited is a company incorporated in the British Virgin Islands with limited liability, whose registered office is at P.O. Box 3444, Road Town, Tortola, the British Virgin Islands.

Precise Space-Time Technology Limited (“Company”)

I also enclose herewith the written resolution of the sole director of the Company approving the transfer of the Sale Shares.

Your faithfully

/s/ LI Feilie
LI Feilie
Vendor under the SPA

Encl.

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